Exhibit 99.1

AMERICAN EAGLE OUTFITTERS

PROVIDES FOURTH QUARTER UPDATE, REITERATES EPS GUIDANCE

ANNOUNCES PARTICIPATION IN THE 18th ANNUAL ICR CONFERENCE

PITTSBURGH–January 8, 2016 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced that fourth quarter comparable sales to date have increased 4%. The company continues to expect fourth quarter EPS to be in the range of $0.40 to $0.42 per diluted share, compared to EPS from continuing operations of $0.36 last year.

Jay Schottenstein, chief executive officer commented, “Despite a very challenging macro-environment, we had a solid holiday season, driven by positive results in both our brands. The online business was particularly strong, and we leveraged our omni-channel tools to deliver an improved customer experience. I am extremely pleased with the steady progress made in 2015, with expected annual EPS growth of roughly 70%. I’m optimistic about our future plans, and across the organization we are diligently focused on driving continued momentum in 2016.”

The company will release fourth quarter and annual 2015 fiscal results on March 2, 2016 and will host a conference call to review financial results on that date.

ICR Conference

The company also announced that management will present at the 18th Annual ICR Conference on Tuesday, January 12, 2016 at 10:00 AM EST.

A link to the live webcast will be available on the company’s website, www.investors.ae.com at approximately 9:45 AM EST on Tuesday, January 12, 2016.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, Hong Kong and the United Kingdom, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 141 international stores operated by licensees in 22 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including fourth quarter and fiscal year 2015 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc.
Kristen Zaccagnini, 412-432-3300